                                                                    EXHIBIT 11.1

                              BROADWAY STORES, INC.

                        COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)




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
                                                    THIRTEEN WEEKS ENDED       TWENTY-SIX WEEKS ENDED
                                                   ----------------------      ----------------------
                                                   July 30,      July 31,      July 30,      July 31,
                                                    1994           1993          1994          1993
                                                   --------      -------       --------      --------
Net loss used to compute earnings
  per common share . . . . . . . . . . . . . . .  $ (12,935)    $ (42,470)    $ (30,895)    $ (52,829)
                                                  ---------     ---------     ---------     ---------
                                                  ---------     ---------     ---------     ---------
Weighted average number of common shares
  outstanding during this period (1) . . . . . .     46,865        38,015        46,846        36,608
                                                  ---------     ---------     ---------     ---------
                                                  ---------     ---------     ---------     ---------

Loss per common share. . . . . . . . . . . . . .  $    (.28)    $   (1.12)    $    (.66)    $   (1.44)
                                                  ---------     ---------     ---------     ---------
                                                  ---------     ---------     ---------     ---------


(1) The weighted average number of shares outstanding reflects all shares of Common Stock expected to be issued in accordance with the POR as if they had been issued on the Emergence Date.
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